Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS THIRD QUARTER 2010 OPERATING RESULTS

IRVINE, CA (November 12, 2010) — Cortex Pharmaceuticals, Inc. (OTCBB: CORX) reported a net loss applicable to common stock of approximately $528,000, or $0.01 per share, for the quarter ended September 30, 2010, compared with a net loss applicable to common stock of approximately $3,243,000 or $0.06 per share, for the prior year quarter.

For the nine months ended September 30, 2010, the Company reported net income applicable to common stock of approximately $2,613,000, or $0.04 per share, compared with a net loss applicable to common stock of $9,189,000, or $0.18 per share, for the corresponding prior year period.

Results for both periods reflect revenues from the Company’s earlier transaction with Biovail Laboratories International SRL (“Biovail”). As announced, in March 2010 Cortex sold its rights to CX717 and certain other AMPAKINE® compounds to Biovail as a potential treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease.

Cortex received $9,000,000 from Biovail upon execution of the asset purchase agreement in March 2010 and an additional $1,000,000 upon completing the specified transfer plan in September 2010. Following the Biovail transaction, Cortex retains its rights to the majority of its AMPAKINE compounds for the treatment of neurodegenerative diseases and psychiatric disorders that have historically been a focus of its portfolio, along with the treatment of sleep apnea.

At the end of September 2010, Biovail merged with Valeant Pharmaceuticals International (“Valeant”). As a result of Valeant’s merger and changes in strategic directions for the combined companies, Valeant announced its intent to exit several therapeutic development programs, including the respiratory depression project acquired from Cortex. Cortex is in discussions with Valeant regarding the future of the project and under the agreement between Cortex and Biovail, all contractual obligations remain in place.

As reported, Cortex’s prior collaborator, Servier, has selected a licensed AMPAKINE compound to advance into clinical trials. The jointly discovered compound resulted from the Cortex research collaboration with Servier that ended in late 2006. Cortex is eligible to receive payments based upon key clinical development milestones of the compound and royalty payments on sales in licensed territories.

Along with amounts resulting from the Biovail agreement, revenues for the 2010 periods include the grant from The Michael J. Fox Foundation for Parkinson’s Research. As announced, the award will allow Cortex to test AMPAKINE compounds for their ability to restore brain function in animal models of Parkinson’s disease. If successful, the project could lead to a neuroprotective treatment with the potential to slow or stop the course of the disease — something no available therapy has been proven to do.

Shortly after the quarter ended, in October 2010 Cortex was awarded a grant of approximately $245,000 under a program created by Congress in the Patient Protection and Affordable Care Act of 2010. The grant reimburses certain qualifying research expenses incurred by Cortex for its AMPAKINE CX1739.

For the quarter ended September 30, 2010, the Company’s total operating expenses of approximately $1,724,000 were consistent with those for the prior year quarter, reflecting a decrease in non-cash stock compensation charges within research and development and an increase in administrative consulting.

For the nine months ended September 30, 2010, the Company’s total operating expenses of approximately $7,025,000 increased only slightly from those for the corresponding prior year period, due mostly to increased administrative expenses incurred in connection with the transaction with Biovail, as partially offset by savings from the Company’s reduction in force in mid-March 2009 and the timing of clinical development expenses for AMPAKINE CX1739.

Interest expense for the nine months ended September 30, 2010 includes non-cash charges related to the June 2010 conversion of the promissory note issued to Samyang Optics Co., Ltd. (“Samyang”) of Korea. As reported earlier, the convertible note was issued in connection with the Company’s $1,500,000 private placement to Samyang in January 2010.

The net loss applicable to common stock for the quarter ended September 30, 2009 includes non-cash charges of approximately $1,515,000, or $0.03 per share, related to the beneficial conversion feature of preferred stock issued in July 2009. For the nine months ended September 30, 2009, the net loss applicable to common stock includes additional non-cash charges of approximately $832,000, or $0.02 per share, related to the beneficial conversion feature of preferred stock issued in April 2009.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s

Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,193	$—	$10,193	$—

Operating expenses (A):
Research and development	777	846	3,347	4,009
General and administrative	947	883	3,678	2,851

Total operating expenses	1,724	1,729	7,025	6,860

Income (loss) from operations	(531)	(1,729)	3,168	(6,860)
Interest income (expense), net	3	1	(555)	18

Net income (loss)	$(528)	$(1,728)	$2,613	$(6,842)

Accretion of beneficial conversion feature related to 0% Series E Convertible Preferred Stock	—	—	—	(832)

Accretion of beneficial conversion feature related to Series F Convertible Preferred Stock	$—	$(1,515)	$—	$(1,515)

Net income (loss) applicable to common stock	$(528)	$(3,243)	$2,613	$(9,189)

Income (loss) per share:
Basic and diluted	$(0.01)	$(0.06)	$0.04	$(0.18)

Shares used in computing per share amounts
Basic	78,858	57,255	72,851	51,527
Diluted	78,858	57,255	78,292	51,527

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$(5)	$83	$58	$222
General and administrative	61	116	208	234

	$56	$199	$266	$456

Cortex Pharmaceuticals, Inc.

Reconciliation of Reported Net Income Applicable to Common Stock

and Diluted Income per Share Attributable to Common Stock

(in thousands, except per share data)

	For the Nine Months Ended September 30, 2010
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Earnings per Share:
Income applicable to common stock	$2,613	72,851	$0.04

Effect of Dilutive Securities:
Convertible promissory note	551	5,433
Options to purchase common stock	—	8

Diluted Earnings per Share:
Income applicable to common stock + assumed conversions	$3,164	78,292	$0.04

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2010 (Unaudited)	December 31, 2009
Assets:
Cash and cash equivalents	$2,259	$226
Marketable securities	2,249	—
Other current assets	55	20

	4,563	246

Furniture, equipment and leasehold improvements, net	276	383
Other	41	77

Total assets	$4,880	$706

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$1,516	$2,223
Non-current liabilities	19	11
Stockholders’ equity (deficit)	3,345	(1,528)

Total liabilities and stockholders’ equity (deficit)	$4,880	$706

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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